Exhibit 5.1

March 29, 2022

Flywire Corporation

141 Tremont St #10

Boston, MA 02111

Re: Flywire Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) to be filed by Flywire Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 6,386,554 shares of the Company’s voting common stock, $0.0001 par value per share (the “Shares”), that are issuable by the Company (i) upon the exercise or settlement of awards granted or to be granted under the Company’s 2021 Equity Incentive Plan and (ii) upon the exercise of purchase rights to acquire shares of voting common stock pursuant to the Company’s 2021 Employee Stock Purchase Plan. The Company’s 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan are collectively referred to in this letter as the “Plans.”

As your counsel, we have examined such matters of fact and questions of law as we have deemed necessary in order to render the opinion set forth herein. In connection with our opinion expressed below, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law and the federal laws of the United States.

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Plans, and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable shares of the Company’s voting common stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP